Filed Pursuant to Rule 424(b)(3)

Registration No. 333-194343

PROSPECTUS

RICK’S CABARET INTERNATIONAL, INC.

281,180 SHARES OF COMMON STOCK

This prospectus relates to the offering for resale by the selling security holders of up to 281,180 shares of our common stock, $0.01 par value, issuable upon the exercise of warrants to purchase common stock. We sold the warrants to certain investors through private placements and another private transaction. For a list of the selling security holders, please see “Selling Security Holders” section herein. We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from the sale thereof.  We will, however, receive proceeds from any warrants exercised, which are exercisable for cash. We will bear all expenses, other than selling commissions and fees of the selling security holders, in connection with the registration and sale of the shares being offered by this prospectus.

These shares may be sold by the selling security holders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our common stock is quoted on the NASDAQ Global Market under the symbol “RICK.”  On March 28, 2014, the last reported sales price of our common stock was $10.99 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE REFER TO THE “RISK FACTORS” BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS APRIL 16, 2014.

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TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	4
RISK FACTORS	5
USE OF PROCEEDS	12
SELLING SECURITY HOLDERS	12
PLAN OF DISTRIBUTION	14
DESCRIPTION OF SECURITIES TO BE REGISTERED	15
EXPERTS	16
LEGAL MATTERS	16
MATERIAL CHANGES	16
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	16
WHERE YOU CAN FIND MORE INFORMATION	16
COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	17

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the Risk Factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where you can find more information” on page 16 in this prospectus and any amendment or supplement hereto. The terms the “Company,” “we,” “us,” “our” and similar terms refer and relate to Rick’s Cabaret International, Inc. and its subsidiaries, unless the context indicates otherwise.

The Company

We were incorporated in the State of Texas in 1994. Through our subsidiaries, as of January 31, 2014, we operate a total of 42 establishments that offer live adult entertainment, and/or restaurant and bar operations. Adult clubs in New York City, Los Angeles, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis, Indianapolis and other cities operate under brand names such as “Rick's Cabaret,” “XTC,” “Club Onyx,” “Vivid Cabaret,” “Jaguars” and “Tootsie’s Cabaret.” Sports bar/restaurants, which also feature live entertainment, operate under the brand names “Bombshells” and “Ricky Bobby Sports Saloon.” We also own a media division that includes the leading trade magazine serving the multi-billion dollar adult nightclubs industry, an industry trade show, one other industry trade publications and more than 15 industry websites.

Our nightclub revenues are derived from the sale of liquor, beer, wine, food, merchandise, cover charges, membership fees, independent contractors’ fees, commissions from vending and ATM machines, valet parking, and other products and services.

Our executive offices are located at 10959 Cutten Road, Houston, Texas 77066. Our website address is www.ricks.com. We also have an investors’ website – www.ricksinvestor.com. Information contained in these websites is not be construed as part of this prospectus. Upon written request, we make available free of charge our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC under Securities Exchange Act of 1934, as amended.

January, August and October 2013 Private Placements

On January 24, 2013, we sold to an accredited investor a 10% Convertible Debenture with a principal amount of $3,000,000, under the terms and conditions set forth in the debenture, and a warrant to purchase a total of 60,000 shares of our common stock (the “January 2013 Warrant”), under the terms and conditions set forth in the warrant. The January 2013 Warrant has an exercise price of $10.00 per share (subject to adjustment) and expires on January 24, 2015. In the event there is an effective registration statement registering the shares of common stock underlying the warrant, we have the right to require exercise of the warrant if our common stock has a closing price of $13.00 (subject to adjustment) for 20 consecutive trading days.

On August 28, 2013, we sold to an accredited investor a 10% Convertible Debenture with a principal amount of $2,500,000, under the terms and conditions set forth in the debenture, and a warrant to purchase a total of 48,780 shares of our common stock (the “August 2013 Warrant”), under the terms and conditions set forth in the warrant. The August 2013 Warrant has an exercise price of $10.25 per share (subject to adjustment) and expires on August 28, 2016. In the event there is an effective registration statement registering the shares of common stock underlying the warrant, we have the right to require exercise of the warrant if our common stock has a closing price of $13.33 (subject to adjustment) for 20 consecutive trading days.

On October 15, 2013, we sold to 10 accredited investors 9% Convertible Debentures with an aggregate principal amount of $4,525,000, under the terms and conditions set forth in the debentures, and warrants to purchase a total of 72,400 shares of our common stock (the “October 2013 Warrants”), under the terms and conditions set forth in the warrants. The October 2013 Warrants have an exercise price of $12.50 per share (subject to adjustment) and expire on October 15, 2016. In the event there is an effective registration statement registering the shares of common stock underlying the warrants, we have the right to require exercise of the warrants if our common stock has a closing price of $16.25 (subject to adjustment) for 20 consecutive trading days.

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February 2014 Warrant

On February 7, 2014, we entered into a consulting agreement with Montgomery Street Research, LLC (“Montgomery Street”). As partial consideration for services to be rendered under the agreement, we issued Montgomery Street a warrant to purchase 100,000 shares of common stock that was immediately exercisable a price of $11.77 per share (the “February 2014 Warrant”). The February 2014 Warrant expires on February 7, 2016.

The Offering

Outstanding Common Stock	9,702,680 shares (as of March 3, 2014).

Common Stock Offered	Up to 281,180 shares of common stock upon the exercise of warrants held by certain selling security holders.

Offering Price	Determined at the time of sale by the selling security holders.

Proceeds	We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from the sale thereof. We will, however, receive proceeds from any warrants exercised, which are exercisable for cash. The selling security holders will pay any underwriting discounts and commissions and expenses incurred by the selling security holders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling security holders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Global Market listing fees, and fees and expenses of our counsel and our accountants.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” herein.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING STATEMENTS

We are including the following cautionary statement in this Form S-3 to make applicable and take advantage of the safe harbor provision of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on behalf of us. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. Certain statements in this Form S-3 are forward-looking statements. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “likely” or similar expressions, indicates a forward-looking statement. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties are set forth below. Our expectations, beliefs and projections are expressed in good faith and we believe that they have a reasonable basis, including without limitation, our examination of historical operating trends, data contained in our records and other data available from third parties. There can be no assurance that our expectations, beliefs or projections will result, be achieved, or be accomplished. In addition to other factors and matters discussed elsewhere in this Form S-3, the following are important factors that in our view could cause material adverse affects on our financial condition and results of operations: risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where the company operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) the operational and financial results of the company's adult nightclubs, (v) conditions relevant to real estate transactions, (vi) the loss of key personnel, and (vii) laws governing the operation of adult entertainment businesses.

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For a discussion of some additional factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 3. The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of the prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our common stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occurs, our business, financial condition or results of operations could be seriously harmed. The trading price of our common stock could, in turn, decline and you could lose all or part of your investment.

Our Business Operations are Subject to Regulatory Uncertainties Which May Affect Our Ability to Continue Operations of Existing Nightclubs, Acquire Additional Nightclubs or Be Profitable

Adult entertainment nightclubs are subject to local, state and federal regulations. Our business is regulated by local zoning, local and state liquor licensing, local ordinances and state and federal time place and manner restrictions. The adult entertainment provided by our nightclubs has elements of speech and expression and, therefore, enjoys some protection under the First Amendment to the United States Constitution. However, the protection is limited to the expression, and not the conduct of an entertainer. While our nightclubs are generally well established in their respective markets, there can be no assurance that local, state and/or federal licensing and other regulations will permit our nightclubs to remain in operation or profitable in the future.

Beginning January 1, 2008, our Texas clubs became subject to a new state law requiring each club to collect and pay a $5 surcharge for every club visitor.  A lawsuit was filed by the Texas Entertainment Association (“TEA”), an organization to which we are a member, alleging the fee amounts to an unconstitutional tax.  On March 28, 2008, a State District Court Judge in Travis County, Texas ruled that the new state law violates the First Amendment to the United States Constitution and is therefore invalid.  The judge’s order enjoined the State from collecting or assessing the tax.  The State appealed the Court’s ruling.  In Texas, when the State gives notice of appeal, it supersedes and suspends the judgment, including the injunction. Given the suspension of the judgment, the State gave notice of its right to collect the tax pending the outcome of its appeal but has taken no affirmative action to enforce that right.

On June 5, 2009, the Court of Appeals for the Third District (Austin) affirmed the District Court’s judgment, holding that the Sexually Oriented Business (“SOB”) fee violated the First Amendment to the U.S. Constitution, but on August 26, 2011, the Texas Supreme Court reversed the judgment of the Court of Appeals and remanded the case to the District Court to determine whether the fee violates the Texas Constitution.

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TEA appealed the Texas Supreme Court's decision to the U.S. Supreme Court (regarding the constitutionality of the fee under the First Amendment of the U.S. Constitution), but the U.S. Supreme Court denied the appeal on January 23, 2012. Subsequently, the case was remanded to the District Court for consideration of the remaining issues raised by TEA. On June 28, 2012, the District Court in Travis County held a hearing on TEA’s Texas Constitutional claims and on July 9 entered an order finding that the tax was a constitutional Occupations Tax. The Court denied the remainder of TEA’s constitutional claims. TEA is now in the process of appealing this new decision to the Texas Third Court of Appeals.

We have not made any payments of these taxes since the first quarter of 2009 and plan not to make any such payments while the case is pending in the courts. However, we will continue to accrue and expense the potential tax liability on our financial statements, so any ultimate negative ruling will not have any effect on our income statement and will only affect our balance sheet, as discussed below. If the final decision of the courts is ultimately in our favor, as we believe it will be, then we will have a one-time gain of the entire amount previously expensed.

Since the inception of the tax, we have paid more than $2 million to the State of Texas under protest for all four quarters of 2008 and the first quarter of 2009, expensing it in the consolidated financial statements (except for two locations in Dallas where the taxes have not been paid, but we are accruing and expensing the liability).  For all subsequent quarters, as a result of the Third Court’s 2009 decision, we have accrued the tax, but not paid the State.  Accordingly, as of September 30, 2013, we have approximately $13.0 million in accrued liabilities for this tax.  Patron tax expense amounted to $3.2 million, $3.0 million and $2.9 million for the years ended September 30 2013, 2012 and 2011, respectively.

Our Texas clubs have filed a separate lawsuit against the State in which we raise additional challenges to the statute imposing the fee or tax, demanding repayment of the taxes we have paid under this statute. The courts have not yet addressed these additional claims.  If we are successful in the remaining litigation, the amount we have paid under protest should be repaid or applied to any future, constitutional admission tax or other Texas state tax liabilities.

Our Business has been, and may Continue to be, Adversely Affected by Conditions in the U.S. Financial Markets and Economic Conditions Generally

Our nightclubs are often acquired with a purchase price based on historical EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). This results in certain nightclubs carrying a substantial amount of intangible value, mostly allocated to licenses and goodwill. Generally accepted accounting principles require an annual impairment review of these indefinite lived assets. If difficult market and economic conditions continue over the next year and/or we experience a decrease in revenue at one or more nightclubs, we could incur a decline in fair value of one or more of our nightclubs. This could result in future impairment charges of up to the total value of the indefinite lived intangible assets.

We May Need Additional Financing or Our Business Expansion Plans May Be Significantly Limited

If cash generated from our operations is insufficient to satisfy our working capital and capital expenditure requirements, we will need to raise additional funds through the public or private sale of our equity or debt securities. The timing and amount of our capital requirements will depend on a number of factors, including cash flow and cash requirements for nightclub acquisitions. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our then-existing shareholders will be reduced. We cannot assure you that additional financing will be available on terms favorable to us, if at all. Any future equity financing, if available, may result in dilution to existing shareholders, and debt financing, if available, may include restrictive covenants. Any failure by us to procure timely additional financing will have material adverse consequences on our business operations.

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There is Substantial Competition in the Nightclub Entertainment Industry, Which May Affect Our Ability to Operate Profitably or Acquire Additional Clubs

Our nightclubs face competition. Some of these competitors may have greater financial and management resources than we do. Additionally, the industry is subject to unpredictable competitive trends and competition for general entertainment dollars. There can be no assurance that we will be able to remain profitable in this competitive industry.

Risk of Adult Nightclubs Operations

Historically, the adult entertainment, restaurant and bar industry has been an extremely volatile industry. The industry tends to be extremely sensitive to the general local economy, in that when economic conditions are prosperous, entertainment industry revenues increase, and when economic conditions are unfavorable, entertainment industry revenues decline. Coupled with this economic sensitivity are the trendy personal preferences of the customers who frequent adult cabarets. We continuously monitor trends in our customers' tastes and entertainment preferences so that, if necessary, we can make appropriate changes which will allow us to remain one of the premiere adult cabarets. However, any significant decline in general corporate conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on our business. In addition, we have historically catered to a clientele base from the upper end of the market. Accordingly, further reductions in the amounts of entertainment expenses allowed as deductions from income under the Internal Revenue Code of 1954, as amended, could adversely affect sales to customers dependent upon corporate expense accounts.

Permits Relating to the Sale of Alcohol

We derive a significant portion of our revenues from the sale of alcoholic beverages. States in which we operate may have laws which may limit the availability of a permit to sell alcoholic beverages or which may provide for suspension or revocation of a permit to sell alcoholic beverages in certain circumstances. The temporary or permanent suspension or revocations of any such permits would have a material adverse effect on our revenues, financial condition and results of operations. In all states where we operate, management believes we are in compliance with applicable city, county, state or other local laws governing the sale of alcohol.

Activities or Conduct at Our Nightclubs May Cause Us to Lose Necessary Business Licenses, Expose Us to Liability, or Result in Adverse Publicity, Which May Increase Our Costs and Divert Management’s Attention from Our Business

We are subject to risks associated with activities or conduct at our nightclubs that are illegal or violate the terms of necessary business licenses. Our nightclubs operate under licenses for sexually oriented businesses and some protection under the First Amendment to the U.S. Constitution. While we believe that the activities at our nightclubs comply with the terms of such licenses, and that the element of our business that constitutes an expression of free speech under the First Amendment to the U.S. Constitution is protected, activities and conduct at our nightclubs may be found to violate the terms of such licenses or be unprotected under the U.S. Constitution. This protection is limited to the expression and not the conduct of an entertainer. An issuing authority may suspend or terminate a license for a nightclub found to have violated the license terms. Illegal activities or conduct at any of our nightclubs may result in negative publicity or litigation. Such consequences may increase our cost of doing business, divert management’s attention from our business and make an investment in our securities unattractive to current and potential investors, thereby lowering our profitability and our stock price.

We have developed comprehensive policies aimed at ensuring that the operation of each nightclub is conducted in conformance with local, state and federal laws. We have a “no tolerance” policy on illegal drug use in or around the facilities. We continually monitor the actions of entertainers, waitresses and customers to ensure that proper behavior standards are met. However, such policies, no matter how well designed and enforced, can provide only reasonable, not absolute, assurance that the policies’ objectives are being achieved. Because of the inherent limitations in all control systems and policies, there can be no assurance that our policies will prevent deliberate acts by persons attempting to violate or circumvent them. Notwithstanding the foregoing limitations, management believes that our policies are reasonably effective in achieving their purposes.

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Our Acquisitions May Result in Disruptions in Our Business and Diversion of Management’s Attention

We have made and may continue to make acquisitions of complementary nightclubs, restaurants or related operations. Any acquisitions will require the integration of the operations, products and personnel of the acquired businesses and the training and motivation of these individuals. Such acquisitions may disrupt our operations and divert management’s attention from day-to-day operations, which could impair our relationships with current employees, customers and partners. We may also incur debt or issue equity securities to pay for any future acquisitions. These issuances could be substantially dilutive to our stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization, or impairment costs for acquired goodwill and other intangible assets. If management is unable to fully integrate acquired business, products or persons with existing operations, we may not receive the benefits of the acquisitions, and our revenues and stock trading price may decrease.

We Must Continue to Meet NASDAQ Global Market Continued Listing Requirements or We Risk Delisting

Our securities are currently listed for trading on the NASDAQ Global Market. We must continue to satisfy NASDAQ’s continued listing requirements or risk delisting which would have an adverse effect on our business. If our securities are ever de-listed from NASDAQ, they may trade on the over-the-counter market, which may be a less liquid market. In such case, our shareholders’ ability to trade or obtain quotations of the market value of shares of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities. There is no assurance that we will be able to maintain compliance with the NASDAQ continued listing requirements.

In the Future, We Will Incur Significant Increased Costs as a Result of Operating as a Public Company, and Our Management Will Be Required to Devote Substantial Time to New Compliance Initiatives

In the future, we will incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in fiscal 2008, we have been required to perform system and process evaluation and testing on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Then, beginning in fiscal 2010, our independent registered public accounting firm has reported on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In the future, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

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Uninsured Risks

We maintain insurance in amounts we consider adequate for personal injury and property damage to which the business of the Company may be subject. However, there can be no assurance that uninsured liabilities in excess of the coverage provided by insurance, which liabilities may be imposed pursuant to the Texas “Dram Shop” statute or similar “Dram Shop” statutes or common law theories of liability in other states where we operate or expand. For example, the Texas “Dram Shop” statute provides a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to such person if it was apparent to the server that the individual being sold, served or provided with an alcoholic beverage was obviously intoxicated to the extent that he presented a clear danger to himself and others. An employer is not liable for the actions of its employee who over-serves if (i) the employer requires its employees to attend a seller training program approved by the TABC; (ii) the employee has actually attended such a training program; and (iii) the employer has not directly or indirectly encouraged the employee to violate the law. It is our policy to require that all servers of alcohol working at our clubs in Texas be certified as servers under a training program approved by the TABC, which certification gives statutory immunity to the sellers of alcohol from damage caused to third parties by those who have consumed alcoholic beverages at such establishment pursuant to the Texas Alcoholic Beverage Code. There can be no assurance, however, that uninsured liabilities may not arise in the markets in which we operate which could have a material adverse effect on the Company.

Our Previous Liability Insurer May Be Unable to Provide Coverage to Us and Our Subsidiaries

We and our subsidiaries were insured under a liability policy issued by Indemnity Insurance Corporation, RRG (“IIC”) through October 25, 2013—we switched to a different insurer on that date.  By order dated November 7, 2013, the Court of Chancery of the State of Delaware declared IIC impaired, insolvent and in an unsafe condition and placed IIC under the supervision of the Insurance Commissioner of the State of Delaware (“Commissioner”) in her capacity as receiver.  The order empowers the Commissioner to rehabilitate IIC through a variety of means, including gathering assets and marshaling those assets as necessary.  Further, the order has stayed or abated pending lawsuits involving IIC as the insurer until May 6, 2014.  As a result, it is unclear to what degree, if any, we and our subsidiaries will have insurance coverage under the liability policy with IIC until after the rehabilitation plan is completed and the stay is lifted on May 6, 2014.  Currently, there are multiple civil lawsuits pending or threatened against us and our subsidiaries.  There is also the potential that other lawsuits of which we currently are unaware could be filed against us for incidents that occurred before October 25, 2013.  There can be no assurances we will have adequate insurance coverage for any of these lawsuits.  It is unknown at this time what effect, if any, this uncertainty will have on the Company.

Limitations on Protection of Service Marks

Our rights to the tradenames “Rick's”, “Rick's Cabaret”, “Tootsie’s Cabaret”, “Club Onyx,”  “XTC Cabaret,” “Temptations,” “Jaguars,” “Downtown Cabaret,” “Cabaret East,” Cabaret North,” Bombshells,” “Ricky Bobby Sports Saloon,” “Vee Lounge” and “The Black Orchid” are established under common law, based upon our substantial and continuous use of these tradenames in interstate commerce, some of which have been in use at least as early as 1987.  “RICK'S AND STARS DESIGN” logo, “RICKS,” “RICK'S CABARET”, “CLUB ONYX”, “XTC CABARET,” “RICKY BOBBY SPORTS SALOON”, SILVER CITY CABARET”, “BOMBSHELLS” and “EXOTIC DANCER” are registered through service mark registrations issued by the United States Patent and Trademark Office.  We also own the rights to numerous tradenames associated with our media division. There can be no assurance that these steps we have taken to protect its Service Marks will be adequate to deter misappropriation of our protected intellectual property rights. Litigation may be necessary in the future to protect our rights from infringement, which may be costly and time consuming. The loss of the intellectual property rights owned or claimed by us could have a material adverse affect on our business.

Anti-takeover Effects of Issuance of Preferred Stock

The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series, to fix the number of shares constituting any such series, and to fix the rights and preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of the holders of common stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the common stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to common stock. The Board's authority to issue Preferred Stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of Preferred Stock; there are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intention to issue Preferred Stock.

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We Have Not Paid Dividends on Common Shares in the Past

Since our inception we have not paid any dividends on our common stock.

Future Sales of Our Common Stock May Depress Our Stock Price

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or as a result of the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock.

Our Stock Price Has Been Volatile and May Fluctuate in the Future

The trading price of our securities may fluctuate significantly. This price may be influenced by many factors, including:

•	our performance and prospects;
•	the depth and liquidity of the market for our securities;
•	sales by selling shareholders of shares issued or issuable in connection with certain convertible notes;
•	investor perception of us and the industry in which we operate;
•	changes in earnings estimates or buy/sell recommendations by analysts;
•	general financial and other market conditions; and
•	domestic economic conditions.

Public stock markets have experienced, and may experience, extreme price and trading volume volatility. These broad market fluctuations may adversely affect the market price of our securities.

Our Management Controls a Significant Percentage of Our Current Outstanding Common Stock and Their Interests May Conflict with Those of Our Shareholders

As of March 3, 2014, our Directors and executive officers and their respective affiliates collectively and beneficially owned approximately 16.0% of our outstanding common stock, including all warrants exercisable within 60 days. This concentration of voting control gives our Directors and executive officers and their respective affiliates substantial influence over any matters which require a shareholder vote, including, without limitation, the election of Directors, even if their interests may conflict with those of other shareholders. It could also have the effect of delaying or preventing a change in control of or otherwise discouraging a potential acquirer from attempting to obtain control of us. This could have a material adverse effect on the market price of our common stock or prevent our shareholders from realizing a premium over the then prevailing market prices for their shares of common stock.

We are Dependent on Key Personnel

Our future success is dependent, in a large part, on retaining the services of Mr. Eric Langan, our President and Chief Executive Officer. Mr. Langan possesses a unique and comprehensive knowledge of our industry. While Mr. Langan has no present plans to leave or retire in the near future, his loss could have a negative effect on our operating, marketing and financial performance if we are unable to find an adequate replacement with similar knowledge and experience within our industry. We maintain key-man life insurance with respect to Mr. Langan. Although Mr. Langan is under an employment agreement (as described herein), there can be no assurance that Mr. Langan will continue to be employed by us. The loss of Mr. Langan could have a negative effect on our operating, marketing, and financing performance.

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Cumulative Voting is Not Available to Stockholders

Cumulative voting in the election of Directors is expressly denied in our Articles of Incorporation. Accordingly, the holder or holders of a majority of the outstanding shares of our common stock may elect all of our Directors. Management’s large percentage ownership of our outstanding common stock helps enable them to maintain their positions as such and thus control of our business and affairs.

Our Directors and Officers Have Limited Liability and Have Rights to Indemnification

Our Articles of Incorporation and Bylaws provide, as permitted by governing Texas law, that our Directors and officers shall not be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a Director or officer, with certain exceptions. The Articles further provide that we will indemnify our Directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil litigation or criminal action brought against them on account of their being or having been its Directors or officers unless, in such action, they are adjudged to have acted with gross negligence or willful misconduct.

The inclusion of these provisions in the Articles may have the effect of reducing the likelihood of derivative litigation against Directors and officers, and may discourage or deter stockholders or management from bringing a lawsuit against Directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

The Articles provide for the indemnification of our officers and Directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Texas law. The Articles include related provisions meant to facilitate the indemnitee's receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

A failure to maintain food safety throughout the supply chain and food-borne illness concerns may have an adverse effect on our business.

Food safety is a top priority, and we dedicate substantial resources to ensuring that our guests enjoy safe, quality food products. However, food safety issues could be caused at the point of source or by food suppliers or distributors and, as a result, be out of our control. In addition, regardless of the source or cause, any report of food-borne illnesses such as E. coli, hepatitis A, trichinosis or salmonella, and other food safety issues including food tampering or contamination, at one of our restaurants could adversely affect the reputation of our brands and have a negative impact on our sales. Even instances of food-borne illness, food tampering or food contamination occurring solely at restaurants of our competitors could result in negative publicity about the food service industry generally and adversely impact our sales. The occurrence of food-borne illnesses or food safety issues could also adversely affect the price and availability of affected ingredients, resulting in higher costs and lower margins.

We may experience higher-than-anticipated costs associated with the opening of new establishments which may adversely affect our results of operations.

Our sales and expenses can be impacted significantly by the number and timing of the opening of new nightclub and bar/restaurant establishments. We incur substantial pre-opening expenses each time we open a new establishment. The expenses of opening new locations may be higher than anticipated. An increase in such expenses could have an adverse effect on our results of operations.

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Other Risk Factors May Adversely Affect Our Financial Performance

Other risk factors that could cause our actual results to differ materially from those indicated in the forward-looking statements by affecting, among many things, pricing, consumer spending and consumer confidence, include, without limitation, changes in economic conditions and financial and credit markets, credit availability, increased fuel costs and availability for our employees, customers and suppliers, health epidemics or pandemics or the prospects of these events (such as reports on avian flu), consumer perceptions of food safety, changes in consumer tastes and behaviors, governmental monetary policies, changes in demographic trends, terrorist acts, energy shortages and rolling blackouts, and weather (including, major hurricanes and regional snow storms) and other acts of God.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from the sale thereof.  We will, however, receive proceeds from any warrants exercised, which are exercisable for cash. The selling security holders will pay any underwriting discounts and commissions and expenses incurred by the selling security holders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling security holders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Global Market listing fees, and fees and expenses of our counsel and our accountants.

SELLING SECURITY HOLDERS

The following is a table of the selling security holders who currently own the warrants described above under the “Prospectus Summary,” including the January 2013 Warrant, August 2013 Warrant, October 2013 Warrants and February 2014 Warrant. The shares of common stock being offered by the selling security holders are those issuable to the selling security holders upon exercise of the warrants. Beneficial ownership in the table below is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) promulgated by the SEC, and generally includes voting or investment power with respect to securities.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling security holders.  After the date of effectiveness of the registration statement of which this prospectus is a part, a selling security holder may sell or transfer, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. At the time of the acquisition of the warrants, the selling security holders had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to distribute any securities.

The following table sets forth information concerning the selling security holders, including the number of shares currently held and the number of shares offered by each selling security holder, to our knowledge as of March 3, 2014.  The ownership percentages in the table are based on the 9,702,680 shares of common stock we had outstanding as of March 3, 2014. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days of March 3, 2014, are considered outstanding and beneficially owned by a selling security holder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling security holder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling security holder. None of the selling security holders below is either a registered broker-dealer or an affiliate of a registered broker-dealer.

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	Shares of Common Stock Beneficially Owned Prior to the		Number of Shares		Shares Beneficially Owned After the Offering
Selling Security Holders	Offering		Being Offered		Number (1)		Percentage (%)
Montgomery Street Research, LLC	100,000	(2)	100,000	(3)	—		*
Kingsbrook Opportunities Master Fund LP	260,000	(4)	60,000	(5)	200,000		2.02
Iroquois Master Fund Ltd.	532,682	(6) (26)	88,780	(7) (26)	443,902	(26)	4.37
Andrew Bazos	9,600	(8) (26)	1,600	(9) (26)	8,000	(26)	*
Blair Sanford	33,600	(10) (26)	5,600	(11) (26)	28,000	(26)	*
Four 51, Inc.	14,400	(12) (26)	2,400	(13) (26)	12,000	(26)	*
Mark Johnson	7,200	(14) (26)	1,200	(15) (26)	6,000	(26)	*
Keim Family Partnership	4,800	(16) (26)	800	(17) (26)	4,000	(26)	*
Kensington Partners, L.P.	48,000	(18) (26)	8,000	(19) (26)	40,000	(26)	*
Livingston Partners, LP	91,872	(20) (26)	5,600	(21) (26)	86,272	(26)	*
Paul McNulty	28,800	(22) (26)	4,800	(23) (26)	24,000	(26)	*
Sanford Descendants Trust	14,400	(24) (26)	2,400	(25) (26)	12,000	(26)	*

*	Less than 1%
(1)	Assumes all shares offered by the selling security holders are sold.
(2)	Includes warrants to purchase up to 100,000 shares of common stock that are presently exercisable.
(3)	Includes the common stock underlying warrants to purchase up to 100,000 shares of common stock that are presently exercisable.
(4)	Includes warrants to purchase up to 60,000 shares of common stock that are presently exercisable and a debenture that is presently convertible into up to 200,000 shares of common stock.
(5)	Includes the common stock underlying warrants to purchase up to 60,000 shares of common stock that are presently exercisable.
(6)	Includes warrants to purchase up to 88,780 shares of common stock that are presently exercisable and a debenture that is presently convertible into up to 443,902 shares of common stock.
(7)	Includes the common stock underlying warrants to purchase up to 88,780 shares of common stock that are presently exercisable.
(8)	Includes warrants to purchase up to 1,600 shares of common stock that are presently exercisable and a debenture that is presently convertible into up to 8,000 shares of common stock.
(9)	Includes the common stock underlying warrants to purchase up to 1,600 shares of common stock that are presently exercisable.
(10)	Includes warrants to purchase up to 5,600 shares of common stock that are presently exercisable and a debenture that is presently convertible into up to 28,000 shares of common stock.
(11)	Includes the common stock underlying warrants to purchase up to 5,600 shares of common stock that are presently exercisable.
(12)	Includes warrants to purchase up to 2,400 shares of common stock that are presently exercisable and a debenture that is presently convertible into up to 12,000 shares of common stock.
(13)	Includes the common stock underlying warrants to purchase up to 2,400 shares of common stock that are presently exercisable.
(14)	Includes warrants to purchase up to 1,200 shares of common stock that are presently exercisable and a debenture that is presently convertible into up to 6,000 shares of common stock.
(15)	Includes the common stock underlying warrants to purchase up to 1,200 shares of common stock that are presently exercisable.
(16)	Includes warrants to purchase up to 800 shares of common stock that are presently exercisable and a debenture that is presently convertible into up to 4,000 shares of common stock.
(17)	Includes the common stock underlying warrants to purchase up to 800 shares of common stock that are presently exercisable.
(18)	Includes warrants to purchase up to 8,000 shares of common stock that are presently exercisable and a debenture that is presently convertible into up to 40,000 shares of common stock.
(19)	Includes the common stock underlying warrants to purchase up to 8,000 shares of common stock that are presently exercisable.
(20)	Includes 58,272 shares of common stock, warrants to purchase up to 5,600 shares of common stock that are presently exercisable and a debenture that is presently convertible into up to 28,000 shares of common stock.
(21)	Includes the common stock underlying warrants to purchase up to 5,600 shares of common stock that are presently exercisable.
(22)	Includes warrants to purchase up to 4,800 shares of common stock that are presently exercisable and a debenture that is presently convertible into up to 24,000 shares of common stock.
(23)	Includes the common stock underlying warrants to purchase up to 4,800 shares of common stock that are presently exercisable.
(24)	Includes warrants to purchase up to 2,400 shares of common stock that are presently exercisable and a debenture that is presently convertible into up to 12,000 shares of common stock.

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(25)	Includes the common stock underlying warrants to purchase up to 2,400 shares of common stock that are presently exercisable.

(26)	A convertible debenture held by this security holder provides that the holder cannot convert any portion of the debenture if upon such conversion the holder would beneficially own more than 4.99% of our issued and outstanding common stock immediately after giving effect to such conversion.

PLAN OF DISTRIBUTION

We have not been advised by the selling security holders as to any plan of distribution. Upon exercise of the warrants into shares of common stock, such shares of common stock owned by the selling security holders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	underwritten transactions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

Such transactions may be effected by the selling security holders at market prices prevailing at the time of sale or at negotiated prices. The selling security holders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling security holders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling security holders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We intend to pay certain fees and expenses incurred by us incident to the registration of the shares.

In connection with sales of the common stock under this prospectus, upon effectiveness of the registration statement, the selling security holders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Upon effectiveness of the registration statement, the selling security holders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

Because selling security holders may be deemed to be statutory “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders are subject to the applicable provisions of the Securities Act, and the rules and regulations thereunder which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling security holders and other persons participating in a distribution of securities.

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The selling security holders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling security holders.

The selling security holders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We agreed to keep this prospectus effective until the earlier of (i) the date when all the shares registered hereby have been sold and (ii) the date when the shares registered hereby may be sold without any restriction pursuant to Rule 144 as determined by the counsel to the Company; provided, however, we will not keep this prospectus effective past the date the January 2013 Warrant, August 2013 Warrant, October 2013 Warrants and February 2014 Warrant expire, if such warrants are never exercised. There can be no assurances that the selling security holders will sell any or all of the shares offered under this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a description of certain provisions relating to our capital stock. For additional information regarding our stock, please refer to our Articles of Incorporation and Bylaws which have previously been filed with the SEC.

General

Our authorized capital stock consists of 21,000,000 shares of which there are 20,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.10 per share.

Common Stock

As of March 3, 2014, there were 9,702,680 shares of common stock outstanding. We are registering 281,180 shares of our common stock, in aggregate, which are issuable upon the exercise of the January 2013 Warrant, August 2013 Warrant, October 2013 Warrants and February 2014 Warrant. The rights of all holders of the common stock are identical in all respects. The holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. The current policy of the Board of Directors, however, is to retain earnings, if any, for reinvestment.

Upon liquidation, dissolution or winding up of the Company, the holders of the common stock are entitled to share ratably in all aspects of the Company that are legally available for distribution, after payment of or provision for all debts and liabilities.

The holders of the common stock do not have preemptive subscription, redemption or conversion rights under our Articles of Incorporation. Cumulative voting in the election of Directors is not permitted. The outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that are presently outstanding or that may be designated and issued by us in the future.

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EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Rick’s Cabaret International, Inc.’s Annual Report on Form l0-K for the year ended September 30, 2013 have been audited by Whitley Penn LLP, independent registered public accounting firm, as stated in their reports included in such consolidated financial statements and on the Company’s internal control over financial reporting, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the common stock offered under this prospectus has been passed upon for us by Axelrod, Smith & Kirshbaum, P.C., Houston, Texas.

MATERIAL CHANGES

There have been no material changes in the Registrant’s affairs since the end of the last fiscal year.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	our Annual Report on Form 10-K for the year ended September 30, 2013;
•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013;
•	our Current Reports on Form 8-K, as filed with the SEC on October 18, 2013, October 25, 2013 and March 25, 2014; and
•	the description of our common stock contained in our Registration Statement on Form 8-A/A filed on October 10, 1995, and any subsequent amendment thereto filed for the purpose of updating such description.

You may request and we will provide a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

Eric Langan, CEO/President

Rick’s Cabaret International, Inc.

10959 Cutten Road

Houston, Texas 77066

281-397-6730

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Additional information can also be obtained through our website at www.Ricks.com. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact Mr. Eric Langan, our President and Chief Executive Officer, at 10959 Cutten Road, Houston, Texas 77066.

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COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding by reason of the fact that he is or was our director, officer employee or agent against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

These provisions require us to indemnify our directors and officers unless restricted by Texas law and eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in certain situations. The indemnification provisions summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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